EXHIBIT 10.41


                       Diversified Human Resources, Inc.





                            CLIENT SERVICE AGREEMENT



                              7002 East 1st Avenue
                           Scottsdale, Arizona 85251
                                 (480) 941-5588

This Agreement (the "Agreement") effective on the date shown on Addendum I is between the following parties:

Diversified Human Resources, Inc.                    One Source Technology
7002 E. First Avenue                                 7419 E. Helm Dr.
Scottsdale, Arizona 85251                            Scotttsdale, AZ 85260
Referred herein as "DHR"                             Referred herein as "Client"

GENERALLY APPLICABLE PROVISIONS

1.1 Personnel. DHR will lease to Client services of our employees (referred to herein as "leased Employees") for the positions summarized by the occupational classification codes contained in Addendum I, beginning on the effective date shown in Addendum I and ending on the date of termination of this Agreement. Client represents that the information which Client has supplied to DHR concerning these positions is current and accurate as of the effective date of this Agreement, and agrees to notify DHR in writing within one business day of any changes to the information on Addendum I; failure of Client to inform DHR of any newly hired employees within one business day entitles DHR, at its option, to refuse to treat any such newly hired employee as a leased employee under this Agreement.

1.2 Supervision. One or more leased employees will be designated to supervise the leased employees assigned to Client. These on-site supervisors shall be referred to herein as "supervising employees".

1.3 No Third-Party Beneficiaries. This Agreement is between Client and DHR and creates no individual rights of the leased employees or any other third parties as against either Client or DHR. ADMINISTRATION

2.1 There are a number of federal and state statutory, common law, and regulatory provisions that define the employer-employee relationship. "Employer" status is based upon the function for which the employer-employee relationship is being considered. The parties agree that DHR will be the statutory employer for purposes of the physical payment of wages to the leased employees and will be responsible for: (1) the physical payment of wages to the leased employees and compliance with rules and regulations governing the reporting and payment of all federal and state taxes on payroll wages paid to leased employees except as mandated by any applicable state law; and (2) compliance with applicable workers' compensation laws including but not limited to(i) procuring and maintaining workers' compensation insurance; (ii) completing and filing required reports; and (iii) administering claims. On the other hand, Client will be a co-employer of the leased employees with sole or shared responsibilities to the leased employees, except as to the responsibilities expressly assumed by DHR in this section 2.1.

SAFE WORK ENVIRONMENT

Because the leased employees will be assigned to Client's workplace, Client must ensure that the workplace is at least as safe as the law requires. DHR retains a right of direction and control over management of safety, risk, and hazard control at the worksite or sites affecting leased employees. Client therefore agrees as follows:

3.1 Client will provide a safe workplace and safe equipment and supplies for the leased employees.

3.2 Client will comply with all federal, state and local health and safety laws, regulations, ordinances, directives and rules relating to the workplace.

3.3 Client will comply with all directives from DHR, any consultants which DHR hires, DHR's workers' compensation carrier, and any governmental agencies having jurisdiction over the workplace or employees' health and safety.

3.4 Client will provide and ensure the use of all personal protective equipment as required by federal, state or local laws, regulations, ordinances, directives or rules, or as deemed necessary by DHR, any consultants which DHR hires, or DHR's workers' compensation carrier.

3.5 Client will, within 24 hours, report to DHR all accidents and injuries involving leased employees, and Client will cooperate with DHR, DHR's workers' compensation carrier, and/ or any consultants which DHR hires in connection with workplace injuries.

3.6 DHR, DHR's workers' compensations carrier, and any consultants which DHR hires, shall have the right to inspect Client's workplace, including but not limited to any job sites to which Client assigns any leased employees. To the extent possible, such inspections shall be scheduled at mutually convenient times.


COVENANTS, REPRESENTATION AND WARRANTIES

4.1 Client will comply with DHR employment policies and directives and will provide DHR with timely notice of absences, tardiness, misconduct, and terminations or neglect of duties of any leased employees.

4.2 Client represents and warrants to DHR that, prior to the effective date of the Agreement, Client has complied with all applicable requirements of COBRA, as amended.

4.3 Client will not discriminate against leased employees on the basis of race, religion, color, age, sex, national origin, handicap or because any leased employee has reported, or is about to report, a violation or suspected violation of any law, nor shall Client retaliate against any such employee. Client will not sexually or otherwise harass any leased employees and will reasonably accommodate any qualified disabled applicant or employee.

4.4 Client and DHR acknowledge, understand, and agree that, notwithstanding any other provision of the Agreement, access to any property, whether real, appurtenant, or personal as well as the accommodation of said property to any person who may be handicapped, disabled, or perceived as being handicapped or disabled, over which real or personal property Client has ownership, administration, maintenance, or some other control, whether leased by DHR or some other entity, shall be the sole and exclusive responsibility of Client.

4.5 Client and DHR agree to cooperate, upon the request of the other party, in the investigation and/or defense of any employment issue, claim, charge, or suit involving any leased employee and Client or DHR. This covenant to cooperate will survive the termination of this Agreement and will require either party to assist the other by making available its employees and agents for interviews with the other party's agents, including its attorneys, and interviews with or appearances before any governmental agency or court as the party invoking the provisions of this section reasonably requests. This covenant of cooperation shall terminate upon the receipt of a written notice, given by either party to the other, that the party giving notice has determined that it has claims against the other for any breach of this Agreement.

FEES

5.1 Client will pay DHR a fee for services which DHR provides to Client, based on the Invoice Rates shown by occupational classification codes and by state on Addendum I. All invoice amounts are due immediately when Client receives an invoice or on the invoice date, whichever is earlier, which is prior to the payment of wages as described in Section 2.1 of this Agreement. All payments to DHR will be made on the invoice date unless other arrangements are agreed upon by DHR in writing. Any past due amount will bear interest at the maximum legal rate or the rate of 24% per annum, whichever is less, from the due date until paid.

5.2 DHR has the right to increase Client's fee:

a. Upon giving Client at least thirty (30) days advance written notice after this Agreement has been in effect three hundred thirty five (335) days.
b. At any time, if there is an increase in payroll taxes, workers' compensation insurance costs, or employee benefits. Any increase in DHR's fees due to increases in payroll taxes, workers' compensation insurance premiums, or employee benefits will be effective immediately with the effective date of the increase. DHR reserves the right, in its sole discretion, to invoice Client on a retroactive basis for any increase in the Invoice Rates as a result of an increase in payroll taxes, workers' compensation insurance costs, or employee benefits costs not reflected in any previous invoice for the applicable period(s). The right to invoice retroactively will extend beyond termination of this Agreement.
c. At any time there is a change to the information stated in Addendum I.

5.3 A supervising employee will report to DHR all time worked by the leased employees during each pay period and Client will provide DHR with written verification of same following each pay period.

INSURANCE REQUIREMENTS

6.1 DHR will furnish and keep in force and effect at all times during the term of this Agreement workers' compensation insurance coverage in connection with the work performed by leased employees assigned to Client pursuant to this Agreement, except as provided in Section 1.1 of this agreement. Workers' compensation insurance obtained by DHR in connection with this Agreement shall not apply to contract or subcontract laborers performing services for the benefit of Client except as provided by applicable law.

6.2 Client will, at Client's own expense, furnish and keep in force and effect at all times during the term of this Agreement, Client's own policy of workers' compensation insurance which shall apply to all persons providing services to Client, except for work performed by leased employees assigned to Client pursuant to this Agreement.

6.3 Client will, at Client's own expense, furnish and keep in force and effect at all times during the term of this Agreement, the following insurance coverage, from a licensed insurance company: a. commercial general liability insurance in standard form covering Client's operations, written on an occurrence basis with minimum limits of One Million and No/100 Dollars ($1,000,000) with DHR listed as additional insured; b. comprehensive automobile liability insurance for all owned, hired and non-owned vehicles, with minimum limits of One Million and No/100 Dollars ($1,000,000) combined single limits per occurrence for bodily injury and property damage liability with DHR listed as additional insured.

6.4 The parties shall cause each of their carriers of insurance that have or will issue any insurance coverage required under this Agreement, to issue to the other party certificates of insurance which specify the required coverages and endorsements and which provide for not less than thirty (30) days advance notification of cancellation, non-renewal or material change. Client further agrees to comply with all applicable Department of Transportation, Interstate Commerce Commission and Motor Carriers Act requirements and regulations if Client uses leased employees to operate motor vehicles.

6.5 Each party to this Agreement hereby waives any claim against the other party, by way of subrogation or otherwise, which arises during the term of the Agreement for personal injuries or death and/or for any and all loss of or damage to any of its property if such claim is covered by polices of insurance, to the extent that any damage or losses resulting from such claim are recovered under such policies of insurance.

DEFAULT

7.1 Acts of default by Client shall include, but are not limited to:

a. failure to pay any fee when due;
b. failure to comply within ten (10) days of any reasonable directives of DHR or with any directive promulgated or made necessary by (i) a federal, state or local governmental body, department or agency; or (ii) an insurance carrier providing coverage to DHR or the leased employees;
c. direct payment of wages to leased employees for services provided pursuant to this Agreement;
d. commission or omission of any act that usurps any of DHR's rights or obligations as employer of the leased employee;
e. violation of any provision of this Agreement;
f. failure to provide reasonable documentation, cooperation under Section 4.5, or information requested of the Client by DHR; or
g. a material misrepresentation of a fact material to this Agreement.
h. failure to operate the business and to use DHR's services on a regular, predictable basis, as defined by Client's standard payroll period.

7.2 Client shall reimburse DHR for all actual expenses, fines, fees, costs, and liabilities which DHR incurs as a result of Client's default, including but not limited to reasonable attorneys' fees, court costs and related expenses.

7.3 Upon an act of default by Client, DHR shall have the option, in its sole and absolute discretion, of terminating the Agreement immediately with written notice. In the event DHR exercises such option, this Agreement shall terminate on the date of the clients last pay period utilizing DHR's services.

INDEMNITY

8.1 Client agrees to indemnify, defend and hold DHR and its shareholders, directors, officers, employees, successors, and assigns harmless from and against any and all liabilities, expenses (including court costs and attorneys' fees) and claims for damage of any nature whatsoever (whether in tort, contract, equitable relief, injunctive relief, or otherwise), whether known or unknown and whether direct or indirect, which DHR or any of those individuals will suffer or incur as a result of Client's and/or the leased employees' acts, errors, or omissions, including negligent acts and statutory violations. At the option of DHR, the Client shall participate in the defense of any such claims and shall cooperate fully in the defense of any claim.

8.2 Because Client retains direct contact with, and certain management of, the leased employees, Client agrees that any liability imposed by a court, tribunal, or governmental agency, which liability is the result of the violation of a leased employee's legal rights as an employee, Client will assume all such liability and will indemnify, defend and hold DHR harmless against any and all liabilities, expenses(including court costs and attorney's fees) and claims for damage of any nature whatsoever (whether in tort, contact, equitable relief, or otherwise), whether known or unknown and whether direct or indirect, unless: (1) the basis for the liability is the violation of an employee's statutory or common law rights, and DHR had been given written notice by the leased employee or the leased employee's supervisor, which notice provided DHR with a sufficient opportunity to correct or avoid the liability; and (2) the liability is the result of DHR's failure to maintain appropriate workers' compensation insurance for a leased employee.

8.3 Because the Client retains the right to run its business as it sees fit consistent with this Agreement and applicable laws, Client bears sole responsibility and bears all of the risk for making decisions related to strategic, operational and/or other business decisions regardless of any and all input from one or more of the leased employees.

8.4 DHR makes no representations and/or warranties of any kind with respect to the leased employees, including but not limited to their skills, abilities, background, and/or criminal history.

AMENDMENT AND TERMINATION

9.1 Amendments. This Agreement may be amended from time to time as agreed by the parties in writing. The parties agree to amend this Agreement as necessary upon a change in law which makes any provision hereof impossible to perform or which significantly changes the cost of performance. Any amendments shall become effective on the designated date after the amendment is signed by both parties.

9.2 Termination. This Agreement can be terminated by DHR, without cause, by giving the client at least thirty (30) days' advance notice of termination. Client may terminate this Agreement with ten (10) days advance notice.

MISCELLANEOUS

10.1 Assignment. The Client shall not assign this Agreement or its rights and duties hereunder, or any interest herein, without prior written consent of DHR.

10.2 Attorneys' Fees. The prevailing party in any action arising in respect to the Agreement shall be entitled to recover from the other party all cost of such action including, without limitations, reasonable attorneys' fees, court costs and related expenses.

10.3 Choice of Law. This Agreement shall be governed by the laws of the State of Arizona without regard to Arizona's choice of law principles.

10.4 Entire Agreement. This Agreement, including all addenda attached hereto and executed by both parties, contains the entire Agreement of the parties and supersedes any and all agreements, whether written or oral, with respect to its subject matter. No amendment or modification hereto shall be valid unless in writing and signed by both parties hereto. Failure by either party at any time to require performance by the other party or to thereof, nor prejudice either party as regards to any subsequent action.

10.5 Severability. If any provision of this Agreement, or any amendment thereof, is or should become invalid, the remaining provisions shall remain in effect and be so construed as to effectuate the intent and purpose of this Agreement and any amendments.

10.6 Notices. All notices, requests, and communications provided hereunder shall be in writing, and hand delivered or mailed by United States registered or certified mail, or by overnight courier, return receipt requested, and addressed to the party's address as set forth in this Agreement.

10.7 Waiver. The waiver by either party hereto of a breach of any term or provision of this Agreement shall not be construed as a waiver of a subsequent breach of the same provision by any party or of a breach of any other term or provision of the Agreement.

10.8 Limitation on Damages. Notwithstanding anything herein or in any other Agreement or document to the contrary, Client expressly agrees that DHR shall not, under any circumstances, be liable for any special, incidental or consequential damages of any nature whatsoever arising under or relating to this Agreement.

ADDENDA

The following addenda, as indicated by "X", are attached to this Agreement and incorporated herein by reference for all purposes:

a. Addendum I - Schedule of Fees          X

b. Addendum II - Miscellaneous Provisions X

ACCEPTED BY CLIENT:                        ACCEPTED BY DHR:
-------------------                        ----------------

BY: ______________________________________ BY: _________________________________

PRINT NAME: ______________________________ PRINT NAME: _________________________

TITLE: ___________________________________ TITLE: ______________________________

DATE: ____________________________________ DATE: _______________________________

                                   ADDENDUM I
                                SCHEDULE OF FEES

Client Name: One Source Technology

State WC Class Code Description % of Gross Payroll

Set-up Fee: $0.00

Advance Payroll Deposit: $0.00

Total due upon signing this Agreement: $0.00

The following fee represents a percentage of gross payroll processed for the employees leased by DHR, to the client. The fee shall be due by the client to DHR before the client receives payroll checks or benefits from DHR. This fee shall apply towards cost of payroll, employer taxes (FICA, FUTA, SUTA), DHR administration costs, and workers' compensation coverage for the employees leased to client.

WC Class Code   State                   Description                             % of Gross Payroll
--------------------------------------------------------------------------------------------------
   3574          AZ     Computing, recording or office machine mfg, noc                13.92%
   5191          UT     Office machine or appliance installation or repair             12.75%
   5191          OR     Office machine or appliance installation or repair             14.00%
   5191          CO     Office machine or appliance installation or repair             14.37%
   5191          CA     Office machine or appliance installation or repair             17.55%
   5191          AZ     Office machine or appliance installation or repair             13.31%
   8742          AZ     Salespersons - outside                                         12.99%
   8810          CO     Clerical Office Employees                                      12.51%
   8810          AZ     Clerical Office Employees                                      12.87%


Effective Date: ____________________

                                        CLIENT INTIALS ________________

                                        DHR INTIALS ________________





**These rates are valid for 10 business days after presentation.

                                  ADDENDUM II
                            MISCELLANEOUS PROVISIONS

                              SUPERVISOR AGREEMENT
                              --------------------

This agreement is entered into this _________ day of _______________ , ________ between Diversified Human Resources, Inc. (herein referred to as DHR), and One Source Technology (herein referred to as supervisor).

Whereas, Supervisor wishes to be employed by DHR as a supervisor to other employees of DHR who are assigned to One Source Technology (herein referred to as client) in accordance with the agreement this addendum is attached to.

1. Term. This agreement shall remain in effect as long as employee is employed by DHR and as long as the client is obtaining services from DHR.

2. Duties. Supervisor shall serve as the supervisor of "leased employees" at the client's location or place of business. The supervisor shall be responsible for the direct supervision and control of the "leased employees," including but not limited to, the hiring, termination, scheduling, setting of pay rates, and direct control of the "leased employees."

Supervisor:

By: ________________________________________

Print Name: __________________________________

Date: _______________________________________


DHR:

By: _________________________________________

Print Name: __________________________________

Date: _______________________________________



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